Exhibit 19

COUSINS PROPERTIES INCORPORATED
INSIDER TRADING COMPLIANCE POLICY

(As adopted on July 23, 2024)
This Policy concerns the handling of material, non-public information relating to Cousins Properties Incorporated and its subsidiaries (collectively, “Cousins”, the “Company”, “our” or “we”) or other companies with which we deal and with the buying and selling of stock and other securities of Cousins and such other companies.

This Policy is in addition to other Company policies and agreements to which employees, officers and directors are subject, including any confidentiality agreements and the Company’s Code of Business Conduct and Ethics.

I.Employee Groups; Summary of Restrictions

For purposes of this Policy, each Cousins employee, officer and director is categorized into one of three groups as further described below. Different restrictions contained in this Policy apply to each group. All employees are in Group One unless otherwise described below or notified of being placed in a different category by the Corporate Secretary of the Company (the “Corporate Secretary”). The Corporate Secretary will work with the Company’s management team to determine the appropriate group for each employee. The Corporate Secretary will notify each employee, officer and director if he or she has been initially placed into Group Two or Group Three and any employee, officer or director if at any time he or she is placed into a different group.

You should read this entire Policy. However, for your convenience, the following is a summary of the restrictions that apply to each group under this Policy:

Group One ─ The vast majority of our employees are in Group One. Members of Group One are required to comply with the restrictions on (1) trading in securities while in possession of material, non-public information (“insider trading”), as described in Section II, and (2) disclosing material non-public information to others (“tipping”), as described in Section III.

Group Two ─ Certain of our officers and other employees with regular access to material, non-public information are in Group Two (including but not limited to employees who prepare or have access to financial reporting and forecasting information and senior leadership team members who are not placed in Group Three). In addition to the general prohibitions against insider trading and tipping, members of Group Two may only purchase or sell Cousins securities during the trading windows described in Section IV and are required to pre-clear most transactions with the Corporate Secretary, as described in Section V. The Corporate Secretary will maintain a list of the officers and other employees in Group Two. You will be notified if you have been designated as a Group Two individual.

Group Three ─ Members of our board of directors and certain senior officers are in Group Three, whose members are subject to the same restrictions as apply to Group Two. In addition, members of Group Three will be notified separately of certain other trading restrictions and reporting requirements imposed on them by the federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”).

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In addition, regardless of group affiliation, any employee, officer or director of Cousins may be temporarily prohibited from buying or selling Cousins securities during special blackout periods. These special blackout periods are described in Section IV.

This Policy is designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards applicable to Cousins. In addition, it is Cousins policy not to engage in transactions involving the Cousins securities in violation of applicable laws.

II.Insider Trading Prohibited

General Rule. No Cousins employee, officer or director may purchase, sell or make a bona fide gift of Cousins securities while he or she is in possession of material, non-public information relating to Cousins. This restriction does not apply to certain “Permitted Transactions,” which are discussed in Section VI of this Policy.

Employees, Officers and Directors. This Policy applies to all employees, officers and directors of Cousins and its subsidiaries. Each provision of this Policy that applies to an employee, officer and director also applies to:

•family members or other persons with whom they share a household;
•family members or other persons who principally rely on the employee, officer or director for their financial support, regardless of where those persons reside; and
•any entity (a) over which they have control or influence with respect to a transaction in securities (e.g., a trustee of a trust or an executor of an estate) or (b) in which they have a material financial interest; provided, however, that clause (b) shall not include a professional institutional investment entity in which any such person has such a material financial interest.

Likewise, when we refer to “you” in this Policy, we also mean each of the people and entities listed above with respect to you. Because the people and entities listed above are covered by this Policy, you will be responsible for their transactions in Cousins securities and, in order to maintain your compliance with this policy, you should ensure that they do not purchase, sell or make a bona fide gift of Cousins securities without your clearance.

Other Persons. It may be appropriate, in some circumstances, for persons who are not employed by Cousins (in addition to those listed above) to be subject to the same restrictions as company employees and other “insiders.” These include, for example, contractors and consultants. If you are aware of a situation in which a contractor, consultant, advisor or other person not employed by Cousins is likely to have access to material, nonpublic information about the company, you should consider whether those outside parties should be subject to restrictions and, if so, bring this situation to the attention of the Corporate Secretary, who will consider whether it is appropriate to make arrangements to protect the Company.

Material, Non-Public Information.

Material. Information is considered “material” if:

▪a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;

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▪a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or
▪the information could reasonably be expected to have an effect on the price of the security.

Non-public. Information is non-public until it has been “publicly disclosed,” meaning that it:

▪is published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and
▪has been in the public domain for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.

Examples of public disclosure include the issuance of a press release or the filing of an appropriate report with the SEC. Information is generally considered to be “non-public” until the expiration of a period of one full trading day after the information is released to the general public. However, this period varies depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released.

Examples of material, non-public information might include information about:

▪the Company’s financial or operating results, whether for completed periods or relating to expectations for future periods;
▪the gain or loss of a substantial customer or any significant change in the business relationship with a substantial customer or other important business partner;
▪the Company entering into or the termination of any significant contract;
▪a material impairment or change in the value of the Company’s assets;
▪the filing of litigation or claims against the Company, developments in pending litigation or governmental investigations or proceedings, or other contingent liabilities affecting the Company;
▪proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, joint ventures, licensing arrangements or significant purchases or sales of assets;
▪changes in top management;
▪significant labor negotiations or disputes;
▪significant accounting developments;
▪changes in dividend policies;
▪the declaration of a stock split;
▪the Company’s plans relating to its capital structure or outstanding securities, including issuances or repurchases of common stock or debt securities, and information about possible changes in the Company’s credit ratings;
▪a significant disruption in the Company’s operations or loss, breach or unauthorized access of the Company’s property or assets, including its facilities and information technology infrastructure; and
▪any other events that require the Company to file a Current Report on Form 8-K with the SEC.
Information may be material whether it is favorable or unfavorable to the Company. The list of examples provided above is merely illustrative, and there are many other types of information and events that may be material at any particular time, depending on the circumstances. Where there is any possibility that an item may be considered “material,” you should treat it as such and you should confer with the Corporate Secretary if you would like to review any specific situation.

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Other Companies. While this Policy prohibits trading in Cousins securities while you are in possession of material, non-public information about Cousins, it also prohibits trading in securities of any other company about which you learn material, non-public information in the course of performing your duties for Cousins. For example, you may be involved in a transaction in which Cousins expects to enter into (or terminate) a substantial business relationship with another company, or acquire another company, buy a substantial amount of its stock or enter into a joint venture with the company. Even though the size of the transaction may be immaterial to Cousins, it may be material to the other company. This Policy prohibits you from trading in the securities of that company, or any other company that may be directly or indirectly impacted by such transaction, while aware of this non-public information or from tipping others regarding the information. In addition, please remember that the Cousins Code of Business Conduct and Ethics prohibits you from engaging in outside interests that represent a conflict of interest with your obligations to Cousins.

Additionally, recent SEC policy statements, enforcement actions, and related court decisions suggest that trading in securities of any competitor of the Company or other company whose stock pricing may be influenced by the Company or subject to a market connection the Company (so-called “shadow trading”) might constitute a violation of the securities laws under certain circumstances. “Shadow trading” is an emerging theory under the federal laws. The SEC recently alleged that an employee of one company misappropriated material, nonpublic information concerning its employer and then committed insider trading by purchasing options in a competitor of the employer. Although the material, nonpublic information did not relate to the competitor, the employee allegedly anticipated that the competitor’s stock price would materially increase on the news of its employer’s acquisition and that the material, nonpublic information was material to the competitor. Thus, the SEC believes that confidential information about one company can be material to other companies, and insider trading liability might attach even when such information is not directly related to the individual’s employer.

Securities; All Transactions. This Policy prohibits certain transactions in the “securities” of Cousins. Although it is usually the case that the information you gain will be material with respect to Cousins common stock, any securities that Cousins issues, such as debt securities or preferred stock, are also subject to this Policy. This Policy also applies to stock options and other derivatives related to Cousins securities, as discussed below. Purchases, sales and bona fide gifts of Cousins securities are subject to the insider trading laws and the provisions of this Policy, whether they are executed in the public markets or in private transactions, and whether you execute the transaction directly or indirectly through another person or entity.

Investments. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities. If you do purchase Cousins securities, we strongly encourage you to do so with the expectation of owning those securities for an extended period of time ─ at a minimum, for six months. We recognize, of course, that your personal circumstances may change due to unforeseen events, in which case you may be forced to more quickly liquidate Cousins securities that you originally purchased with the intent of holding as a long-term investment.

Short Sales. A “short sale” is a transaction involving securities which the seller does not own at the time of sale or, if the securities are owned by the seller, where they will be delivered on a delayed basis (meaning that the securities are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale). Selling securities “short” is consistent with an expectation that the price of the securities will decline in the near future and is often speculative in nature. Short selling may arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major company

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announcement or event. Accordingly, our employees, officers, and directors are prohibited from engaging in “short sales” of Cousins securities or in any transaction in Cousins securities which is entered into with the expectation of, or that will benefit from, a decline in the price of Cousins securities.

Options and Derivative Securities. Derivative securities are securities contracts or arrangements whose value varies in relation to the price of Cousins securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short-term changes in the price of Cousins stock), and the purchase or sale of such derivatives by Cousins employees could motivate them to take actions that are in conflict with the long-term interests of other stockholders and could also cause the appearance of misuse of inside information. Accordingly, our employees, officers and directors are prohibited from purchasing or selling derivative securities, or entering into derivatives contracts relating to Cousins stock. The prohibition on transactions in derivatives does not apply to stock options and other interests issued under Cousins employee benefit plans; see Section VI below on “Permitted Transactions.” If you have any question as to whether a particular type of arrangement or derivative transaction is permitted under this Policy, you should contact the Corporate Secretary.

Pledged Securities; Margin Loans; Hedges. Under typical pledge or margin arrangements, a lender or broker is entitled to sell securities which you have deposited as collateral for loans if the value of your securities falls below a specified level or in certain other circumstances. Even though you did not initiate the sale or control its timing, because it is still a sale for your benefit, you may be subject to liability under insider trading laws if such a sale is made at a time when the “window” is closed (as described below) or you are in possession of material, non-public information at the time of such a sale. If such a sale involves a member of Group Three, it can bring unwanted negative publicity. In addition, pledging may be used as a part of hedging strategy that would remove the full risk and rewards of stock ownership, and sever your alignment with that of Cousins’ other security holders.

Group Three

Because of the concerns about pledging Cousins securities, members of Group Three are prohibited from pledging Cousins’ securities as collateral for a loan or hedging Cousins securities. This Policy does not prohibit members of Group Three from holding Cousins securities in brokerage accounts, so long as any Cousins securities held in such account are explicitly excluded from any margin or pledge arrangements and do not involve any hedging transaction. Sales of Cousins securities which are held in a margin account are not exempt from insider trading laws or this Policy. Accordingly, even though utilizing such accounts that exclude Cousins securities would not be subject to restrictions under this Policy, you should be extremely careful when utilizing a margin loan in a brokerage account that contains your Cousins securities.

Groups One and Two

While persons that are not in Group Three are not prohibited from pledging Cousins stock, sales of Cousins securities that you have pledged as security for a loan or which are held in a margin account are not exempt from insider trading laws or this Policy. Accordingly, even though entering into such arrangements would not be considered a sale, and would not be subject to restrictions under this Policy, members of Group One and Two should be extremely careful when pledging Cousins securities, utilizing a margin loan in a brokerage account or otherwise using Cousins securities as collateral for a loan.

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Any sale must be made in compliance with the restrictions under this Policy that apply to you, such as trading windows and pre-clearance requirements. As a result, if you pledge your Cousins securities or use Cousins securities to secure a margin loan, you may be forced to take actions (for instance, depositing additional money or selling other securities) in order to avoid your lender or broker selling your Cousins securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to any other arrangements under which you have used Cousins securities as collateral.
Members of Group Two must receive pre-clearance prior to entering into any pledge or margin arrangement involving Cousins securities to avoid an inadvertent violation of this Policy.

Gifts Subject to Same Restrictions as All Other Securities Trades. No insider may give or make any other transfer of Cousins securities without consideration (e.g., a gift) during the period when the insider is not permitted to trade.

Safest Time for Transactions. All employees, whether or not subject to the trading windows or pre-clearance procedures described in this Policy, are reminded that the safest time for transactions in Cousins securities will generally be just after the trading window opens after the release by the Company of financial information relating to a completed quarter, as described in Section IV below. The appearance of improper trading may increase as the Company approaches the end of the next fiscal quarter.

III.Unauthorized Disclosure of Material, Non-public Information Prohibited

General Rule. No employee, officer or director may disclose material, non-public information about Cousins or any company with which Cousins deals to anyone outside of Cousins, unless authorized to do so.

Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material, non-public information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, non-public information indirectly from you, if you are the ultimate source of their information.

Discussing or Recommending Cousins Securities. We recognize that employee enthusiasm for Cousins and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing Cousins or our securities with anyone outside of Cousins. In the course of discussing Cousins or our securities, accidental disclosure of material, non-public information can occur and can be viewed as “tipping” or may violate other provisions of the federal securities laws, such as Regulation FD as described below. Likewise, recommendations of our securities can also result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material, non-public information by the Company, even if you are unaware of that information.

Internet Postings and Social Media. No employee, officer or director may disclose confidential information about Cousins on the Internet or through social media, including discussion forums, blogs and social media (such as Facebook, Twitter, Instagram, Snapchat, Reddit, Pinterest, YouTube and other social media networks). Disclosures of material, non-public information through this type of media may amount to a “tip” or leak of such information, in violation of this Policy, other Company policies regarding computer and social media usage and applicable law.

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Authorization to Disclose Material, Non-public Information. We authorize only certain employees, officers and directors to make public disclosures of material, non-public information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer, the Chief Financial Officer or the Corporate Secretary, you should not discuss material, non-public information with anyone not in the Company. Even in discussions with other Cousins employees, you should consider the consequences of disclosing material, non-public information to them. For example, by doing so, you would preclude those persons from trading in Cousins’ securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material, non-public information to those employees, officers, and directors having a need to know in order to serve Cousins’ interests.

Regulation FD (Fair Disclosure). There are SEC rules and regulations banning selective disclosure of material information relating to public companies. Generally, these regulations provide that when a public company (such as Cousins) discloses material, non-public information, it must provide broad, non-exclusionary public access to the information (for example, through press releases, conference calls or webcasts). Violations of these regulations can result in SEC enforcement actions, resulting in injunctions and severe monetary penalties. Regulation FD applies largely to a limited group of senior officers and the investor relations personnel who regularly communicate with securities market professionals and stockholders. Remember that no other Cousins employees, officers or directors are authorized to communicate information regarding the Company with securities market professionals, stockholders or members of the media.

Non-Disclosure Agreements. Employees, officers and directors involved in transactions or other negotiations that require disclosure of material, non-public information with parties outside Cousins should generally have those to whom such information is being disclosed sign a non-disclosure agreement approved by the Corporate Secretary or any Assistant Corporate Secretary. The non-disclosure agreement will require that the recipient of information not disclose the information to others and require the recipient not to trade in Cousins securities while in possession of such information. You should confer with the Corporate Secretary or any Assistant Corporate Secretary whenever a non-disclosure agreement may be needed.

IV.Trading Windows

Standard Trading Windows. Members of Groups Two and Three may only purchase, sell or make a bona fide gift of Cousins’ securities:

•during the designated trading windows described below; and
•when the individual is not otherwise in possession of material, non-public information.

Outside of the trading windows, members of Groups Two and Three may not purchase, sell or make a bona fide gift of Cousins securities, even if they are not personally aware of any material, non-public information. However, members of Groups Two and Three may engage in Permitted Transactions (described in Section VI below) outside of the trading windows.

We will communicate to each member of Groups Two and Three when each trading window will open and close. It is expected that the trading window generally will open one full trading day after our quarterly release of earnings and will close 15 calendar days prior to the end of the following quarter. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate

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developments may require changes to the schedule, including closing the window at the Company’s option at any time.

Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are in possession of material, non-public information described in Section II. Regardless of whether the trading window is open or closed, you may not trade in Cousins securities if you are in actual possession of material, non-public information about Cousins.

Special Blackouts. We reserve the right to impose a trading blackout from time to time on all or any group of our employees, officers or directors when, in the judgment of the Corporate Secretary and other senior officers, a blackout is warranted. During a special blackout, you will not be permitted to purchase, sell or make a bona fide gift of Cousins securities and you may or may not be allowed to execute Permitted Transactions (as defined below). A special blackout may also prohibit you from trading in the securities of other companies. If the Corporate Secretary imposes a blackout to which you are subject, we will notify you when the blackout begins and when it ends and the securities and transactions to which it applies.

Standing Orders; Limit Orders. Purchases or sales resulting from standing orders or limit orders may result in the execution of orders without your control over the transaction or your awareness of the timing of the transaction. Even though you placed the order at a time when you were permitted to enter into transactions, you must be certain that this type of order will not be executed when you are in possession of material, non-public information about the company or during a blackout period. Accordingly, any standing orders should be used only for a very brief period and with detailed instructions to the broker who will execute the transaction. (Standing orders under an approved Rule 10b5-1 Trading Plan, described below, will not be subject to these limitations.)

V.Pre-Clearance of Transactions

General. Before purchasing, selling or make a bona fide gift of Cousins securities, members of Groups Two and Three must obtain clearance of the transaction from the Corporate Secretary. This clearance must be obtained before you place the order for, or otherwise initiate, any transaction in Cousins securities. Any pre-clearance that you obtain will be valid for a transaction executed within two business days, unless either the pre-clearance is granted for a shorter period or you learn of material, non-public information during that time. Whether or not your request for pre-clearance is granted, you must not inform anyone else of the results of your request.

Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, non-public information described in Section II. Regardless of whether you have received pre-clearance for a transaction or whether a trading window is open or closed, you may not trade in Cousins securities if you are in actual possession of material, non-public information about Cousins.

Permitted Transactions. Members of Groups Two and Three are not required to receive pre-clearance prior to entering into any Permitted Transaction, except they are required to do so before exercising any stock options.

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VI.Permitted Transactions

The following are “Permitted Transactions” (each described in more detail following the bullet point summary):

▪acceptance or receipt of a stock option, shares of restricted stock or similar grants of securities under one of Cousins’ employee benefit plans (including elections to acquire securities in lieu of other compensation) or the cancellation or forfeiture of options, restricted stock or securities pursuant to Cousins’ plans;
▪purchasing securities under a Cousins employee stock purchase plan, if such a plan is in effect, but not making or changing any election to participate in a Cousins stock purchase plan (see further discussion which follows);
▪earning or vesting of stock options or shares of restricted stock and any related stock withholding;
▪exercise of stock options issued under Cousins’ employee benefit plans in a cash exercise, a stock-for-stock exercise or a net stock exercise, payment of the exercise price in shares of already-owned stock and any related stock withholding transactions, but not (1) the sale of any stock acquired in the option exercise, (2) a “cashless exercise” in which shares of stock are sold in the market or (3) the use of proceeds from the sale of any such shares to exercise additional options (see further discussion which follows);
▪transferring shares of stock to an entity that does not involve a change in the beneficial ownership of the shares of stock, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime (see further discussion which follows);
▪making payroll contributions to any 401(k) plan, deferred compensation plan or any similar plan, but not (1) intraplan transfers involving any Cousins securities or (2) a change in “investment direction” under such plan to increase or decrease your percentage investment contribution allocated to Cousins securities (see further discussion which follows);
▪execution of a transaction pursuant to a contract, instruction, or plan described in Securities Exchange Act Rule 10b5-1 (called a “Trading Plan”), as discussed below (see further discussion which follows); or
▪any other transaction designated by the board of directors or any board committee or senior management, with reference to this Policy, as a Permitted Transaction.

Pre-Disclosure of Undisclosed Material, Non-public Information
You may not enter into any Permitted Transaction unless you have disclosed any material, non-public information of which you are aware to the Corporate Secretary. If you are a director or an executive officer of Cousins, the information must be disclosed to the Corporate Secretary, and the Corporate Secretary must disclose any such information to the Chief Executive Officer before any transaction listed qualifies as a Permitted Transaction. This ensures that Cousins is fully aware of any material information affecting any security before you enter into a transaction involving Cousins securities.
Employee Benefit Plan Transactions. Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under Cousins’ equity-based benefit plans. For example, although your ongoing participation in a plan may involve the regular purchase of Cousins’ common stock, either directly pursuant to an investment election, those purchases are Permitted Transactions. Note, however, that the movement of balances in those plans into or out of Cousins securities or changes in your investment direction under those plans are not Permitted Transactions. This means that you may not make such transfers or elections while you are in possession of material, non-public information and that such transfers or elections must be made in compliance with any other restrictions under this Policy that apply to you (for instance, such transfers or

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elections could only be made during an open trading window and with pre-clearance if you are in Group Two or Three).

Transactions in employee stock options are also considered Permitted Transactions if there is no related sale on the market or to a person other than Cousins. Note, however, that a sale of stock following or in connection with an option exercise is not a transaction with Cousins and is, therefore, not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock you buy in the exercise. You can also engage in stock-for-stock exercises or elect stock withholding without violating the Policy. However, it would not be a Permitted Transaction for you to exercise a stock option, sell the resulting stock and then use the proceeds from that sale to pay for the exercise of additional stock options in a same day sale. Although exercises of Cousins stock options are Permitted Transactions, members of Groups Two and Three must pre-clear all stock option exercises.

Transactions in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your household as a joint owner or as a sole owner is a Permitted Transaction since members of your household are considered the same as you for purposes of this Policy (and the shares of stock will remain subject to the terms of this Policy).

10b5-1 Trading Plans. The SEC has enacted a rule (Rule 10b5-1 under the Securities Exchange Act) that provides an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, non-public information, even if it turns out that you had such information when the transaction is actually completed. The initiation of, and any modification to (including termination), any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification (including termination) is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification (including termination) thereof, must be submitted to and pre-approved by the General Counsel, who may impose such conditions on the implementation and operation of the Trading Plan as the General Counsel deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the General Counsel.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.
A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. Such reporting may be oral or in writing (including by e-mail) and should include the identity of

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the reporting person, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. However, the ultimate responsibility, and liability, for timely filing remains with the Section 16 reporting person.
The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the General Counsel, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.
Officers, directors and employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. Trading Plans must be reviewed, approved and counter-signed by the Company, and must comply in all respects with the requirements of Rule 10b5-1, which include the following:
•a cooling-off period for insiders of the later of (1) 90 days following adoption of the Trading Plan; or (2) one business day following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the plan was adopted (but not to exceed 120 days following adoption of the Trading Plan) before any trading can commence under the Trading Plan;
•a cooling-off period of 30 days for other persons;
•a condition for insiders to include a representation in their Trading Plan certifying, at the time of the adoption, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•a limitation on using multiple overlapping Trading Plans (except as otherwise permitted by Rule 10b5-1);
•a limitation on the ability of anyone other than issuers to rely on the affirmative defense for a single trade plan to one such Trading Plan during any consecutive 12-month period; and
•a condition that all persons entering into a Trading Plan must act in good faith with respect to that plan.
Please review the following description of how a Trading Plan works.
Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:
•First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•Second, the Trading Plan must either:
•specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;
•include a written formula or computer program for determining the amount, price and date of the transactions; or
•prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
•Fourth, the Trading Plan must satisfy the requirements set forth above.
Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the

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General Counsel. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant must wait until the applicable cooling-off period has expired as described above before trading outside of a Trading Plan or establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the aforementioned cooling-off period will protect you from possible adverse legal consequences of a Trading Plan revocation.
A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.
Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The General Counsel or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
Mutual Funds. Mutual funds have many investments (including potentially hundreds of individual stocks) in a single fund, and their forms include index funds (e.g., S&P 500) and exchange-traded funds (“ETFs”). Mutual funds can be passively managed or actively managed. Cousins securities are included in many such funds, but only as a very small percentage of each fund’s overall holdings. SEC rules do not require individual reporting of ownership of any such shares. As a result, purchases and sales of broad index mutual funds that might include Cousins securities are Permitted Transactions; provided, that any such funds are broad-based and not focused on the real estate sector.

VII.Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)

Reporting Obligations Under Section 16(a). SEC Forms 3, 4 and 5 Section 16(a) of the Exchange Act generally requires all officers, directors and 10% stockholders (“insiders”), within 10 days after the insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3 listing the amount of the Company’s stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options and warrants must be reported on SEC Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. The two-business-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.
Recovery of Profits Under Section 16(b). For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.
The liability of an insider under Section 16(b) of the Exchange Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities

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under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.
Short Sales Prohibited Under Section 16(c). Section 16(c) of the Exchange Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.
The General Counsel should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.
Rule 144 (Applicable to Officers, Directors and 10% Stockholders). Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities”. “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of restricted securities and control securities must comply with the requirements of Rule 144, which are summarized below:
▪Holding Period. Restricted securities must be held for at least six months before they may be sold in the market.
▪Current Public Information. The Company must have filed all SEC-required reports during the last 12 months or such shorter period that the Company was required to file such reports.
▪Volume Limitations. For affiliates, total sales of Company common stock for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
▪Method of Sale. For affiliates, the shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
▪Notice of Proposed Sale. For affiliates, a notice of the sale (a Form 144) may be required to be filed with the SEC via EDGAR at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.
If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

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VIII.Sanctions for Violations of this Policy

The SEC, the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading, and use sophisticated technologies to investigate suspicious activity.

A breach of the insider trading laws could expose the insider to criminal fines of up to $5,000,000 and imprisonment of up to 20 years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include directors, officers and supervisors. These persons may be subject to fines of up to the greater of $2,479,282 (as adjusted from time to time) or three times the profit realized or loss avoided by the insider. Accordingly, all Cousins employees must comply with this policy and applicable securities laws and ensure that those employees who they supervise also comply.

Inside information does not belong to any of Cousins’ individual employees, officers or directors. This information is an asset of the company. For any person to use such information for personal benefit or to disclose it to others outside of the Company violates the Company’s Code of Business Conduct and Ethics, this policy and federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against the Company. Whether or not there is any actual trading of our securities, any violation of this Policy will be grounds for discipline, up to termination of employment for cause.

IX.Administration of this Policy

Administration by the General Counsel. The day-to-day administration of this Policy will be carried out by the General Counsel. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the General Counsel.

Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to the General Counsel, or otherwise in accordance with the Company’s Code of Business Conduct and Ethics. Reports classified as accounting/audit irregularities, insider trading, improper loans to executives, retaliation against whistleblowers, fraud, kickbacks, falsification of Company records, or conflicts of interest will be referred automatically to the Company’s Audit Committee. Employees will not be disciplined or retaliated against in any way for reporting violations in good faith.

Exemptions. An individual subject to the trading windows or special blackout periods described in this Section IV may request the General Counsel to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Section II. However, we anticipate that exemptions will be given very rarely and only in extreme circumstances.

Amendment of the Policy. Cousins’ senior officers reserve the right to amend this Policy from time to time in consultation with the Nominating and Corporate Governance Committee of the Board of Directors. If the Policy is amended, we will communicate to you through normal communications channels the substance of any such changes.

Please bear in mind that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with the General Counsel and your legal and financial advisors, as needed.